[DLA Piper Letterhead]
Exhibit 5.1
DLA Piper US LLP
1251 Avenue of the Americas
New York, New York 10020-1104
T 212.335.4500
F 212.335.4501
W www.dlapiper.com
February 5, 2007

MMC Energy, Inc.
26 Broadway, Suite 907
New York, NY 10004

Re:	MMC Energy, Inc. Registration Statement on Form SB-2

Ladies and Gentlemen:

We have examined the Amendment No. 1 to this Registration Statement on Form SB-2 to be filed by you with the Securities and Exchange Commission on or about February 6, 2007 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 10,631,008 shares of your common stock, $.001 par value per share (the "Shares"), for resale by certain selling stockholders identified in the Registration Statement. As your counsel, we have examined such corporate records, other documents and questions of law as we have deemed necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that in our opinion the Shares have been duly and validly authorized and legally issued and are fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the prospectus contained therein. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, /s/ DLA Piper US LLP